SIGNET ANNOUNCES $350 MILLION SHARE REPURCHASE PROGRAM AND REGULAR QUARTERLY CASH DIVIDEND

HAMILTON, Bermuda, June 18, 2013 – Signet Jewelers Ltd (“Signet” or the “Company”) (NYSE and LSE: SIG), today announced that its Board of Directors has authorized a program to repurchase up to $350 million of Signet’s common shares (the “Program”). The repurchase program will be funded through the Company’s existing cash reserves and liquidity sources. Repurchased shares may be used by the Company for general corporate purposes. Repurchases may be made from time to time in the open market, through block trades or otherwise. The timing, manner, price and amount of any repurchases will be determined by the Company in its discretion, and will be subject to economic and market conditions, stock prices, applicable legal requirements and other factors. The Program may be commenced, suspended or discontinued at any time without notice.

Mike Barnes, Signet’s Chief Executive Officer, commented: “The share repurchase authorization reflects our ongoing commitment to build long-term value for our shareholders, the continued confidence we have in the strength of our business, and our ability to generate free cash flow after investment in our growth initiatives.” Signet also announced that its Board of Directors has approved a regular quarterly cash dividend of $0.15 per Signet Common Share payable on August 28, 2013 to record holders of Signet Common Shares on August 2, 2013, with an ex-dividend date of July 31, 2013.

Contacts:
Investors:	James Grant, VP Investor Relations, Signet Jewelers	+1	(330)	668	5412
Press:	Alecia Pulman, ICR, Inc.	+1	(203)	682	8224

Signet Jewelers is the largest specialty jewelry retailer in the US and UK. Signet’s US division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Further information of Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk and www.ernestjones.co.uk.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this release and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the phrases “will be,” “may be,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, and changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially, see the “Risk Factors” section of Signet’s Fiscal 2013 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on March 28, 2013. Actual results may differ materially from those anticipated in such forward-looking statements. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.